Exhibit 99.1

MARTIN MIDSTREAM PARTNERS
COMPLETES ACQUISITION OF
CF MARTIN SULPHUR, L.P.

     KILGORE, Texas, July 18, 2005 /PRNewswire-FirstCall via COMTEX/ — Martin Midstream Partners L.P. (NASDAQ: MMLP) announced today that it had acquired all of the outstanding partnership interests in CF Martin Sulphur, L.P. (“CF Martin”), from CF Industries, Inc. and certain affiliates of Martin Resource Management Corporation, for an aggregate purchase price of $18.8 million. In connection with the acquisition, MMLP assumed $9.4 million of indebtedness owed by CF Martin and repaid $2.1 million of indebtedness owed by CF Martin. MMLP also pledged the equity interests in CF Martin to MMLP’s lenders under its current Credit Agreement. As part of this transaction, CF Industries, Inc. entered into a multi-year sulfur supply contract with MMLP.

     Following the completion of these transactions, MMLP now owns 100% of the ownership interests in CF Martin. CF Martin aggregates, transports, stores and markets molten sulfur supplied by oil refiners and natural gas processors.

     Ruben S. Martin, President and CEO of Martin Midstream GP LLC, our general partner, stated “we have enjoyed our long standing relationship with CF Industries and look forward to a continued business relationship. The purchases of the remaining interests of CF Martin will allow us to consolidate our sulfur business including our previously announced Stockton, California sulfur processing and exporting acquisition. We expect the acquisition to be immediately accretive to our distributable cash flow. This business will now include transportation, storage, marketing, processing and exporting of molten and pelletized sulfur. In addition, the previously announced construction of a new sulfur processing and export facility in our Port Neches deep water marine port near Beaumont, Texas is underway. This facility will provide a distribution channel to new markets. I am excited about the growth opportunities available to our sulfur system, being driven by the increased by-product production of sulfur from higher sulfur crude oil being refined in the United States.”

About Martin Midstream Partners

     Martin Midstream Partners provides terminalling, marine transportation, distribution and midstream logistical services for producers and suppliers of hydrocarbon products and by-products, lubricants and other liquids. The Company also manufactures and markets sulfur-based fertilizers and related products and owns an unconsolidated non-controlling 49.5% limited partnership interest in CF Martin Sulphur L.P., which operates a sulfur storage and transportation business. MMLP operates primarily in the Gulf Coast region of the United States.

     Additional information concerning the Company is available on its website at www.martinmidstream.com.

     Forward-Looking Statements

     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.